Exhibit 4.12

Form 51-102F3

Material Change Report

Item 1 Name and Address of Company

MedReleaf Corp. (“MedReleaf”)

Markham Industrial Park

Markham, Ontario

Canada L3R 6G3

Item 2 Date of Material Change

May 14, 2018.

Item 3 News Release

A news release with respect to the material change referred to in this report was issued in Canada through the facilities of Canada Newswire and filed on SEDAR on May 14, 2018.

Item 4 Summary of Material Change

On May 14, 2018, MedReleaf entered into a definitive arrangement agreement (the “Original Agreement” and, as amended by the Amending Agreement (as defined below), the “Agreement”) with Aurora Cannabis Inc. (“Aurora”) whereby Aurora intends to acquire all of MedReleaf’s issued and outstanding common shares. Shareholders of MedReleaf will receive 3.575 common shares of Aurora and $0.000001 in cash for each common share held. Upon completion of the transaction, existing Aurora and MedReleaf shareholders would own approximately 61% and 39% of the pro forma company, respectively, on a fully diluted basis.

The transaction will be effected by way of a plan of arrangement (the “Arrangement”) completed under the Business Corporations Act (Ontario). The Arrangement will require approval by at least 66 2/3% of the votes cast by the shareholders of MedReleaf present in person or represented by proxy and entitled to vote at a special meeting of MedReleaf shareholders, which is expected to take place in the middle of July, 2018.

Item 5 Full Description of Material Change

5.1 – Full Description of Material Change

Agreement

On May 14, 2018, MedReleaf and Aurora entered into the Original Agreement and on May 24, 2018 MedReleaf and Aurora entered into an amending agreement (the “Amending Agreement”). The following description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Agreement and the Amending Agreement, each of which has been filed separately by MedReleaf with the Canadian securities regulators and is available on SEDAR at www.sedar.com. Unless indicated otherwise, references to “Sections” or “Articles” are to the applicable provisions in the Agreement and capitalized terms used but not otherwise defined shall have the meanings specified in the Agreement.

Arrangement

The Agreement provides that Aurora will purchase all of MedReleaf’s issued and outstanding common shares. Under the terms of the Agreement, holders of MedReleaf common shares will receive 3.575 common shares of Aurora (the “Share Consideration”) and $0.000001 in cash (the “Cash Consideration”) for each MedReleaf common share held. The Share Consideration will be appropriately adjusted for any stock splits, consolidations, stock dividends, reclassifications, redenominations or the like between the date of the Agreement and the Effective Time (as defined in the Agreement). The transaction implies a price of C$29.44 per MedReleaf common share and a premium of approximately 34%, based on the 20-day volume weighted average prices of Aurora and MedReleaf common shares on the Toronto Stock Exchange (the “TSX”) as of May 11, 2018.

Taxable Canadian resident MedReleaf shareholders will be entitled to elect to receive tax-deferred roll-over treatment in connection with the acquisition by Aurora of their MedReleaf common shares under the transaction. Taxable Canadian resident MedReleaf shareholders will also be entitled to elect to solely receive the Share Consideration (and not receive the Cash Consideration).

The transaction will be effected by way of a plan of arrangement completed under the Business Corporations Act (Ontario). The Arrangement will require approval by at least 66 2/3% of the votes cast by the shareholders of MedReleaf present in person or represented by proxy and entitled to vote at a special meeting of MedReleaf shareholders. The issuance of Aurora common shares in connection with the Arrangement will require the approval of a simple majority of the shareholders of Aurora present in person or represented by proxy and entitled to vote at a special meeting. Certain directors and officers of Aurora and MedReleaf have entered into support agreements pursuant to which they have agreed to vote their shares in favour of the transaction. In addition, holders of approximately 56% of MedReleaf’s issued and outstanding common shares have entered into irrevocable hard lock-ups to vote their shares in favour of the Arrangement, which terminate under certain specified circumstances, including on the earlier of the Completion Deadline (as defined in the Agreement) and six months from the date of the Original Agreement.

The board of directors of MedReleaf and the special committee of the MedReleaf board of directors obtained a fairness opinion from each of Canaccord Genuity Corp. and GMP Securities L.P. that, as of the date of the opinions, and subject to the assumptions, limitations, and qualifications on which such opinions are based, the consideration to be received by MedReleaf’s shareholders pursuant to the Arrangement is fair, from a financial point of view, to the MedReleaf shareholders. The board of directors of Aurora obtained an opinion from BMO Capital Markets that, as of the date of the opinion, and subject to the assumptions, limitations, and qualifications on which such opinion is based, the consideration payable under the Agreement is fair from a financial point of view to Aurora.

The Agreement has been unanimously approved by the boards of directors of Aurora and MedReleaf, and each board recommends that their respective shareholders vote in favour of the transaction.

Upon completion of the Arrangement, the board of directors of Aurora will be increased to eight members, with Norma Beauchamp and Ronald Funk, currently independent directors of MedReleaf, to be appointed to the board of directors of Aurora.

Upon completion of the Arrangement and in accordance with the terms of the MedReleaf stock option plan, the outstanding options under MedReleaf’s stock option plan will be exchanged for an option of Aurora to acquire such number of Aurora common shares as is equal to: (A) that number of MedReleaf common shares that were issuable upon exercise of such MedReleaf option, multiplied by (B) the Exchange Ratio (as defined in the Agreement) and, on an aggregate basis, rounded down to the nearest whole number of Aurora common shares, at an exercise price per Aurora common share equal to the greater of (i) the quotient determined by dividing: (X) the exercise price per MedReleaf common share at which such MedReleaf option was exercisable, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (ii) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Income Tax Act (Canada).

Upon completion of the Arrangement and in accordance with the terms of the indenture governing MedReleaf’s outstanding warrants, each holder of a warrant to purchase MedReleaf common shares will be entitled to receive upon the exercise of such warrant, for the same aggregate consideration payable therefor, as reduced by an amount equal to the aggregate Cash Consideration such holder would have received if such holder exercised such warrant immediately prior to the Arrangement, the Share Consideration which the holder would have been entitled to receive under the Arrangement if such holder held the number of MedReleaf common shares which such holder would have been entitled to receive if such holder had exercised such warrant immediately prior to completion of the Arrangement.

Representations and Warranties and Ordinary Course of Business Covenants

The Agreement contains customary representations and warranties made by each of MedReleaf and Aurora and also contains customary covenants, including, among others, agreements by MedReleaf and Aurora to, until the earlier of the Effective Time and the time that the Agreement is terminated in accordance with its terms, use commercially reasonable efforts to maintain and preserve each of its own and its subsidiaries’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and others with which it or any of its subsidiaries have material business relations, and to not engage in certain kinds of transactions or take certain actions during this period unless consented to in writing by the other party (such consent not to be unreasonably withheld, delayed or conditioned). In addition, on the terms and subject to conditions set forth in the Agreement, each party has agreed to use its commercially reasonable efforts to obtain all required regulatory approvals, as outlined in the Agreement.

Non-Solicitation Covenants

Each of MedReleaf and Aurora are also subject to reciprocal non-solicitation restrictions that, among other things, restrict their ability to initiate, solicit, knowingly facilitate, encourage or promote any inquiries, proposals, expressions of interest or offers regarding, constituting or that may reasonably be expected to constitute or lead to an acquisition proposal from any third party. However, each party and its representatives may, at any time prior to the receipt of required approvals of the Arrangement by MedReleaf shareholders and Aurora shareholders, engage in or participate in any discussions or negotiations with third parties that submit an unsolicited bona fide acquisition proposal, and, subject to entering into a confidentiality and standstill agreement with such third party, may provide due diligence access and information, but only if (a) its board of directors has first determined, in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to constitute or lead to a superior proposal; (b) such third party was not restricted from making such an acquisition proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with it or any of its subsidiaries; and (c) it has been, and continues to be, in compliance with its non-solicitation obligations.

If prior to receiving its shareholder’s approval for the transaction, either party’s board receives an unsolicited acquisition proposal that it determines is a “superior proposal”, then it may, subject to among other things, payment of an $80 million termination payment and the five business-day matching right of the other, change its recommendation of the Arrangement, terminate the Agreement and enter into an agreement in respect of such superior proposal.

Conditions Precedent to the Consummation of the Arrangement

Mutual Conditions Precedent

The respective obligations of MedReleaf and Aurora to complete the Arrangement are subject to the fulfillment of the following conditions at or before the Completion Deadline or such other time as is specified below:

1.

Interim Order. The Interim Order shall have been granted on terms consistent with the Agreement and in form and substance satisfactory to MedReleaf and Aurora, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to MedReleaf or Aurora, each acting reasonably, on appeal or otherwise.

2.

Arrangement Resolutions. The Aurora Shareholders’ Resolution shall have been passed by the Aurora Shareholders in accordance with the requirements of the TSX. The MedReleaf Arrangement Resolution shall have been passed by the MedReleaf Shareholders in accordance with the Interim Order.

3.

Final Order. The Final Order shall have been granted in form and substance satisfactory to MedReleaf and Aurora, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to MedReleaf or Aurora, each acting reasonably, on appeal or otherwise.

4.

Illegality. There shall not be in force any laws, ruling, order or decree, and there shall not have been any action taken under any laws or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms under the Agreement.

5.

TSX Approval. The TSX shall have conditionally approved the listing thereon of the Aurora common shares to be issued pursuant to the Arrangement (including any Aurora common shares issuable upon the exercise or vesting of Replacement Securities), subject in each case only to compliance with the usual requirements of the TSX, including customary post-closing deliveries.

6.	Competition Act Approval. The Competition Act Approval shall have been obtained.

7.	Dissent Rights. Dissent Rights have not been validly exercised with respect to greater than 5.0% of the issued and outstanding MedReleaf common shares.

The foregoing conditions are for the mutual benefit of Aurora and MedReleaf and may be waived by mutual consent of Aurora and MedReleaf in writing at any time.

Additional Conditions Precedent to the Obligations of Aurora

The obligation of Aurora to complete the Arrangement is subject to the fulfillment of the following additional conditions at or before the Completion Deadline or such other time as is specified below:

1.

Representations and Warranties. (i) The representations and warranties made by MedReleaf in Sections (a), (b), (e) and (i)(i) of Schedule C to the Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of the Effective Date (except for those representations and warranties made as of a specific date, which shall be true and correct in all material respects on and as of such date), and (ii) all other representations and warranties made by MedReleaf in the Agreement shall be true and correct in all respects as of the Effective Date as if made on and as of the Effective Date (except for those representations and warranties made as of a specific date, which shall be true and correct in all respects on and as of such date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Material Adverse Effect with respect to MedReleaf (and, for this purpose, any reference to “material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties shall be ignored); and (iii) MedReleaf shall have provided to Aurora a certificate of two officers thereof, certifying the foregoing.

2.	Material Adverse Effect. From the date of the Agreement, there shall not have occurred a Material Adverse Effect with respect to MedReleaf.

3.

Performance of Covenants. MedReleaf shall have complied in all material respects with each of the covenants of MedReleaf contained in the Agreement to be complied with by it on or prior to the Effective Date, and MedReleaf shall have provided to Aurora a certificate of two officers thereof, certifying the foregoing.

The foregoing conditions are for the benefit of Aurora and may be waived, in whole or in part, by Aurora in writing at any time.

Additional Conditions Precedent to the Obligations of MedReleaf

The obligation of MedReleaf to complete the Arrangement is subject to the fulfillment of the following additional conditions at or before the Completion Deadline or such other time as is specified below:

1.

Representations and Warranties. (i) The representations and warranties made by Aurora in Sections (a), (b), (i) and (j)(i) of Schedule D to the Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of the Effective Date (except for those representations and warranties made as of a specific date, which shall be true and correct in all material respects on and as of such date), and (ii) all other representations and warranties made by Aurora in the Agreement shall be true and correct in all respects as of the Effective Date as if made on and as of the Effective Date (except for those representations and warranties made as of a specific date, which shall be true and correct in all respects on and as of such date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Material Adverse Effect with respect to Aurora (and, for this purpose, any reference to “material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties shall be ignored); and (iii) Aurora shall have provided to MedReleaf a certificate of two officers thereof, certifying the foregoing.

2.	Material Adverse Effect. From the date of the Agreement, there shall not have occurred a Material Adverse Effect with respect to Aurora.

3.

Performance of Covenants. Aurora shall have complied in all material respects with each of the covenants of Aurora contained in the Agreement to be complied with by it on or prior to the Effective Date, and Aurora shall have provided to MedReleaf a certificate of two officers thereof, certifying the foregoing.

The foregoing conditions are for the benefit of MedReleaf and may be waived, in whole or in part, by MedReleaf in writing at any time.

Termination

The Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written agreement of MedReleaf and Aurora, duly authorized by the board of directors of each;

(b)	by Aurora if:

(i)

prior to the approval by the MedReleaf shareholders of the MedReleaf Arrangement Resolution, (A) the MedReleaf board of directors shall make a MedReleaf Change in Recommendation (as defined in the Agreement) or (B) MedReleaf enters into an agreement (other than a confidentiality agreement that complies with Section 6.1(e)(ii) of the Agreement) with respect to any superior proposal made to MedReleaf; or

(ii)

MedReleaf breaches its obligations under Section 6.1 [MedReleaf Non-Solicitation Covenant] or Section 6.2 of the Agreement [Notice of MedReleaf Superior Proposal Determination] in any material respect.

(c)	by MedReleaf if:

(i)

prior to the approval by the Aurora shareholders of the Aurora Arrangement Resolution (as defined in the Agreement), (A) the Aurora board of directors makes an Aurora Change in Recommendation (as defined in the Agreement) or (B) Aurora enters into an agreement (other than a confidentiality agreement that complies with Section 6.1(e)(ii) of the Agreement) in respect of any superior proposal made to Aurora; or

(ii)	Aurora breaches its obligations under Section 6.3 [Aurora Non-Solicitation Covenant] or Section 6.4 of the Agreement [Notice of Aurora Superior Proposal Determination] in any material respect.

(d)	by:

(i)

either Aurora or MedReleaf if the MedReleaf Meeting (as defined in the Agreement) shall have been held and completed and the MedReleaf Arrangement Resolution shall not have been approved by the MedReleaf shareholders in accordance with the Interim Order, provided that MedReleaf shall not be entitled to terminate the Agreement pursuant to Section 7.2(d)(i) of the Agreement [Failure to obtain shareholder approval of MedReleaf Arrangement Resolution] if the failure to obtain the approval of the MedReleaf shareholders to the MedReleaf Arrangement Resolution has been caused by, or is the result of, a breach by MedReleaf of any of its representations or warranties or the failure of MedReleaf to perform any of its covenants or agreements under the Agreement; or

(ii)

either Aurora or MedReleaf if the Aurora Meeting (as defined in the Agreement) shall have been held and completed and the Aurora Shareholders’ Resolution shall not have been approved by the Aurora shareholders in accordance with the requirements of the TSX, provided that Aurora shall not be entitled to terminate the Agreement pursuant to Section 7.2(d)(ii) of the Agreement [Failure to obtain shareholder approval of Aurora Shareholders’ Resolution] if the failure to obtain the approval of the Aurora shareholders to the Aurora Shareholders’ Resolution has been caused by, or is the result of, a breach by Aurora of any of its representations or warranties or the failure of Aurora to perform any of its covenants or agreements under the Agreement;

(e)	by either Aurora or MedReleaf if the Effective Date shall not have occurred by the Completion Deadline, provided however:

(i)

if the failure of the Effective Date to occur by such date has been caused by, or is the result of, a breach by MedReleaf of any of its representations or warranties or the failure of MedReleaf to perform any of its covenants or agreements under the Agreement, then MedReleaf shall not be entitled to terminate the Agreement pursuant to Section 7.2(e) of the Agreement [Effective Date shall not have occurred by the Completion Deadline]; or

(ii)

if the failure of the Effective Date to occur by such date has been caused by, or is the result of, a breach by Aurora of any of its representations or warranties or the failure of Aurora to perform any of its covenants or agreements under the Agreement, then Aurora shall not be entitled to terminate the Agreement pursuant to Section 7.2(e) of the Agreement [Effective Date shall not have occurred by the Completion Deadline];

(f)

by either party if after the date of the Agreement, any applicable law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins MedReleaf or Aurora from consummating the Arrangement, and such applicable law has, if applicable, become final and non-appealable, provided that the party seeking to terminate the Agreement pursuant to Section 7.2(f) of the Agreement [Illegality] has used its commercially reasonable efforts to, as applicable, appeal or overturn such law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement;

(g)

by MedReleaf if MedReleaf proposes to enter into any agreement, arrangement or understanding in respect of a superior proposal in compliance with Section 6.1 [MedReleaf Non-Solicitation Covenant] and Section 6.2 of the Agreement [Notice of MedReleaf Superior Proposal Determination], provided that MedReleaf pays the MedReleaf Termination Payment (as defined in the Agreement) to Aurora contemporaneously with such termination;

(h)

by Aurora if Aurora proposes to enter into any agreement, arrangement or understanding in respect of a superior proposal in compliance with Section 6.3 [Aurora Non-Solicitation Covenant] and Section 6.4 the Agreement [Notice of Aurora Superior Proposal Determination], provided that Aurora pays the Aurora Termination Payment (as defined in the Agreement) to MedReleaf contemporaneously with such termination;

(i)

by Aurora, if MedReleaf breaches any representation or warranty of MedReleaf set forth in the Agreement which breach would cause the condition in Section 5.2(a) of the Agreement [MedReleaf Representations and Warranties] not to be satisfied or MedReleaf fails to comply with any of its covenants set forth in the Agreement (other than the covenants in Section 6.1 [MedReleaf Non-Solicitation Covenant] and Section 6.2 of the Agreement [Notice of MedReleaf Superior Proposal Determination]) that would cause the condition in Section 5.2(c) the Agreement [MedReleaf Performance of Covenants] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 5.4 of the Agreement; provided that any wilful breach shall be deemed incapable of being cured and Aurora is not then in breach of the Agreement so as to cause any condition in Section 5.3(a) [Aurora Representations and Warranties] or Section 5.3(c) the Agreement [Aurora Performance of Covenants] not to be satisfied;

(j)

by MedReleaf, if Aurora breaches any representation or warranty of Aurora set forth in the Agreement which breach would cause the condition in Section 5.3(a) of the Agreement [Aurora Representations and Warranties] not to be satisfied or Aurora fails to comply with any of its covenants set forth in the Agreement (other than the covenants in with Section 6.3 [Aurora Non-Solicitation Covenant] and Section 6.4 of the Agreement [Notice of Aurora Superior Proposal Determination]) that would cause the condition in Section 5.3(c) of the Agreement [Aurora Performance of Covenants] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 5.4 of the Agreement; provided that any wilful breach shall be deemed incapable of being cured and MedReleaf is not then in breach of the Agreement so as to cause any condition in Section 5.2(a) [MedReleaf Representations and Warranties] or Section 5.2(c) of the Agreement [MedReleaf Performance of Covenants];

(k)	by Aurora, if there has occurred a Material Adverse Effect with respect to MedReleaf after the date of the Agreement; or

(l)	by MedReleaf, if there has occurred a Material Adverse Effect with respect to Aurora after the date of the Agreement;

provided that any termination by a party in accordance with paragraphs (b) to (l) above shall be made by such party delivering written notice to the other party prior to the Effective Date and specifying in reasonable detail the matter or matters giving rise to such termination right.

Termination Fees and Expenses

MedReleaf Termination Fees

The Agreement provides for termination fees of $80 million to be paid by MedReleaf to Aurora if:

(a)

the Agreement is terminated by Aurora pursuant to Section 7.2(b) of the Agreement [MedReleaf Change in Recommendation or entering into an agreement with respect to any MedReleaf Acquisition Proposal] (but not including a termination by Aurora pursuant to Section 7.2(b)(i) of the Agreement in circumstances where the MedReleaf Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to Aurora and MedReleaf has complied with Section 6.1(g)(iii) of the Agreement);

(b)

the Agreement is terminated by either Aurora or MedReleaf pursuant to Section 7.2(d)(i) of the Agreement [Failure to obtain approval of MedReleaf Arrangement Resolution] if at such time Aurora was permitted to terminate the Agreement pursuant to Section 7.2(b) of the Agreement [MedReleaf Change in Recommendation or entering into an agreement with respect to any MedReleaf Acquisition Proposal] (but not including a termination by Aurora pursuant to Section 7.2(b)(i) of the Agreement in circumstances where the MedReleaf Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to Aurora and MedReleaf has complied with Section 6.1(g)(iii) of the Agreement);

(c)	the Agreement is terminated by MedReleaf pursuant to Section 7.2(g) of the Agreement [MedReleaf Superior Proposal]; or

(d)

the Agreement is terminated by either Aurora or MedReleaf pursuant to Section 7.2(d)(i) [Failure to obtain shareholder approval of MedReleaf Arrangement Resolution] or Section 7.2(e) of the Agreement [Effective Date shall not have occurred by the Completion Deadline] and:

(i)

following the date of the Agreement and prior to such termination, a MedReleaf Acquisition Proposal (as defined in the Agreement) shall have been made to MedReleaf and made known to MedReleaf shareholders generally or shall have been made directly to MedReleaf shareholders generally or any person shall have publicly announced an intention to make a MedReleaf Acquisition Proposal; and

(ii)	within 365 days following the date of such termination:

A.

a MedReleaf Acquisition Proposal is consummated or effected (whether or not such MedReleaf Acquisition Proposal is the same as the Pending MedReleaf Acquisition Proposal (as defined in the Agreement)); or

B.

MedReleaf or one or more of its subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect to a MedReleaf Acquisition Proposal (whether or not such MedReleaf Acquisition Proposal is the same as the Pending MedReleaf Acquisition Proposal) and such MedReleaf Acquisition Proposal is later consummated or effected (whether or not such MedReleaf Acquisition Proposal is later consummated or effected within 365 days of such termination).

For the purposes of section (d) above, all references to “20%” in the definition of “MedReleaf Acquisition Proposal” in the Agreement shall be deemed to be references to “50%”.

Aurora Termination Fees

The Agreement provides for termination fees of $80 million to be paid by Aurora to MedReleaf in the following circumstances:

(a)

the Agreement is terminated by MedReleaf pursuant to Section 7.2(c) of the Agreement [Aurora Change in Recommendation or entering into an agreement with respect to any Aurora Acquisition Proposal] (but not including a termination by MedReleaf pursuant to Section 7.2(b)(i) of the Agreement in circumstances where the Aurora Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to MedReleaf and Aurora has complied with Section 6.3(g)(iii) of the Agreement);

(b)

the Agreement is terminated by either Aurora or MedReleaf pursuant to Section 7.2(d)(ii) of the Agreement [Failure to obtain shareholder approval of Aurora Shareholders’ Resolution] if at such time MedReleaf was permitted to terminate the Agreement pursuant to Section 7.2(c) of the Agreement [Aurora Change in Recommendation or entering into an agreement with respect to any Aurora Acquisition Proposal] (but not including a termination by MedReleaf pursuant to Section 7.2(c)(i) of the Agreement in circumstances where the Aurora Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to MedReleaf and Aurora has complied with Section 6.3(g)(iii) of the Agreement);

(c)	the Agreement is terminated by Aurora pursuant to Section 7.2(h) of the Agreement [Aurora Superior Proposal]; or

(d)

the Agreement is terminated by either Aurora or MedReleaf pursuant to Section 7.2(d)(ii) [Failure to obtain shareholder approval of Aurora Shareholders’ Resolution] or Section 7.2(e) of the Agreement [Effective Date shall not have occurred by the Completion Deadline] and:

(i)

following the date of the Agreement and prior to such termination, an Aurora Acquisition Proposal (as defined in the Agreement) shall have been made to Aurora and made known to Aurora shareholders generally or shall have been made directly to Aurora shareholders generally or any person shall have publicly announced an intention to make an Aurora Acquisition Proposal; and

(ii)	within 365 days following the date of such termination:

A.	an Aurora Acquisition Proposal is consummated or effected (whether or not such Aurora Acquisition Proposal is the same as the Pending Aurora Acquisition Proposal (as defined in the Agreement)); or

B.

Aurora or one or more of its subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect to an Aurora Acquisition Proposal (whether or not such Aurora Acquisition Proposal is the same as the Pending Aurora Acquisition Proposal) and such Aurora Acquisition Proposal is later consummated or effected (whether or not such Aurora Acquisition Proposal is later consummated or effected within 365 days of such termination).

For the purposes of section (d) above, all references to “20%” in the definition of “Aurora Acquisition Proposal” in the Agreement shall be deemed to be references to “50%”.

Reimbursement of Expenses

(a)	Subject to section (b) below, in the event of termination of the Agreement by:

(i)

either MedReleaf or Aurora in accordance with Section 7.2(d)(ii) of the Agreement [Failure to obtain shareholder approval of Aurora Shareholders’ Resolution], Aurora shall pay, within three business days of the termination of the Agreement, a payment of $15,000,000 to MedReleaf as reimbursement for the costs and expenses incurred by MedReleaf with respect to the Arrangement; or

(ii)

either MedReleaf or Aurora in accordance with Section 7.2(d)(i) of the Agreement [Failure to obtain shareholder approval of MedReleaf Arrangement Resolution], MedReleaf shall pay, within three business days of the termination of the Agreement, a payment of $15,000,000 to Aurora as reimbursement for the costs and expenses incurred by Aurora with respect to the Arrangement.

(b)

No amount shall be paid or payable by Aurora under section (a)(i) above if Aurora has paid the Aurora Termination Payment payable pursuant to Section 6.6 of the Agreement and no amount shall be paid or payable by MedReleaf under section (a)(ii) above if MedReleaf has paid the MedReleaf Termination Payment payable pursuant to Section 6.5 of the Agreement, as the case may be. No amount shall be paid or payable by Aurora under section (a)(i) above if the Agreement is terminated by either MedReleaf or Aurora in accordance with Section 7.2(d)(ii) of the Agreement [Failure to obtain shareholder approval of Aurora Shareholders’ Resolution] in circumstances where either MedReleaf or Aurora is permitted to terminate the Agreement in accordance with Section 7.2(d)(i) of the Agreement [Failure to obtain shareholder approval of MedReleaf Arrangement Resolution]. No amount shall be paid or payable by MedReleaf under section (a)(ii) above if the Agreement is terminated by either MedReleaf or Aurora in accordance with Section 7.2(d)(i) of the Agreement [Failure to obtain shareholder approval of MedReleaf Arrangement Resolution] in circumstances where either MedReleaf or Aurora is entitled to terminate the Agreement in accordance with Section 7.2(d)(ii) of the Agreement [Failure to obtain shareholder approval of Aurora Shareholders’ Resolution].

(c)

In the event Aurora makes any payment under section (a)(i) above and is then required to pay an Aurora Termination Payment, the amount paid under section (a)(i) above will be credited towards payment of the Aurora Termination Payment. In the event MedReleaf makes any payment under section (a)(ii) above and is then required to pay a MedReleaf Termination Payment, the amount paid under section (a)(ii) above will be credited towards payment of the MedReleaf Termination Payment.

5.2 – Disclosure for Restructuring Transactions

Not Applicable.

Item 6 Reliance on subsection 7.1(2) of National Instrument 51-102

Not Applicable.

Item 7 Omitted Information

Not Applicable.

Item 8 Executive Officer

Igor Gimelshtein, Chief Financial Officer of MedReleaf, is an executive officer of MedReleaf and is knowledgeable about the material change and this report. Mr. Gimelshtein can be contacted at 289-317-1004 or at igimelshtein@medreleaf.com.

Item 9 Date of Report

May 24, 2018.

Caution Concerning Forward-Looking Statements

This material change report includes forward-looking statements and information (collectively, the “forward-looking statements”) including, but not limited to: forward-looking statements pertaining to the purchase by Aurora of all the issued and outstanding common shares of MedReleaf; the anticipated timing for the meeting of MedReleaf shareholders and closing of the Arrangement; the consideration to be received by shareholders of MedReleaf, which may fluctuate in value due to Aurora common shares forming the consideration; the satisfaction of closing conditions including, without limitation (i) required Aurora and MedReleaf shareholder approvals; (ii) necessary court approval in connection with the plan of arrangement, (iii) receipt of any required approvals under the Competition Act; (iv) certain termination rights available to the parties under the Agreement; (v) Aurora obtaining the necessary approvals from the TSX for the listing of its common shares in connection with the Arrangement; and (vi) other closing conditions, including, without limitation, compliance by Aurora and MedReleaf with various covenants contained in the Agreement. In particular, there can be no assurance that the Arrangement will be completed.

Implicit in the forward-looking statements referred to above, are assumptions regarding, among other things, the expected time required to prepare and mail shareholder meeting materials; the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary shareholder, required regulatory approvals, court, stock exchange and other third party approvals; the ability of the parties to satisfy, in a timely manner, the conditions to the closing of the Arrangement; and other expectations and assumptions concerning the Arrangement. The anticipated timing provided herein in connection with the Arrangement may change for a number of reasons, including unforeseen delays in preparing shareholder meeting materials; the inability to secure necessary shareholder, required regulatory approvals, court, stock exchange or other third party approvals in the time assumed or the need for additional time to satisfy the other conditions necessary to complete the Arrangement.

As a consequence, actual results in the future may differ materially from any expectation, conclusion, forecast or projection in such forward-looking statements. Therefore, forward-looking statements should be considered carefully and undue reliance should not be placed on them. Examples of statements that constitute forward-looking information may be identified by words such as “believe”, “expect”, “project”, “should”, “anticipate”, “could”, “target”, “forecast”, “intend”, “plan”, “outlook”, “see”, “set”, “pending”, and other similar terms. All forward-looking statements are made pursuant to the safe harbour provisions of applicable Canadian securities legislation.

Forward-looking statements are subject to risks and uncertainties including, but not limited to: the potential risk that the transaction will not be approved by shareholders; failure to, in a timely manner, or at all, obtain the required regulatory approvals, stock exchange and court approvals for the Arrangement or any transaction ancillary thereto; failure of the parties to otherwise satisfy the conditions to complete the Arrangement; the possibility that the MedReleaf board of directors could receive an acquisition proposal and approve a superior proposal; the effect of the announcement of the Arrangement on MedReleaf’s and Aurora’s respective strategic relationships, operating results and business generally; significant transaction costs or unknown liabilities; the risk of litigation or adverse actions or awards that would prevent or hinder the completion of the Arrangement; failure to realize the expected benefits of the Arrangement; compliance with all applicable laws and other customary risks associated with transactions of this nature; and general economic conditions. In addition, if the transaction is not completed, and MedReleaf continues as an independent entity, there are serious risks that the announcement of the Arrangement and the dedication of substantial resources of MedReleaf to the completion of the Arrangement could have an adverse impact on MedReleaf’s business and strategic relationships (including with future and prospective employees, customers, retailers, vendors, suppliers and partners), operating results and businesses generally. As a consequence, actual results in the future may differ materially from any forward-looking statement, forecast or projection, whether expressed or implied. Furthermore, the failure of MedReleaf to comply with the terms of the Agreement may, in certain circumstances, result in MedReleaf being required to pay a termination fee to Aurora, the result of which could have a material adverse effect on MedReleaf’s financial position and results of operations and its ability to fund growth prospects. Therefore, forward-looking statements should be considered carefully and undue reliance should not be placed on them.

The forward-looking statements contained in this material change report are made as of the date of this report. MedReleaf disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Additionally, MedReleaf undertakes no obligation to comment on expectations of, or statements made by, third parties in respect of the transaction.